EXHIBIT 14.1


                           NEBRASKA BOOK COMPANY, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS


I.    INTRODUCTION

We require the highest standards of professional and ethical conduct from our employees. Our reputation for honesty and integrity among our shareholders is key to the success of our business. No employee will be permitted to achieve results through violations of laws or regulations, or through unscrupulous dealings.

We intend that the Company's business practices will be compatible with the economic and social priorities of each location in which we operate. Although customs vary from country to country and standards of ethics may vary in different business environments, honesty and integrity must always characterize our business activity.

This Code reflects our commitment to a culture of honesty, integrity and accountability and outlines the basic principles and policies with which all employees are expected to comply. Please read this Code carefully.

In addition to following this Code in all aspects of your business activities, you are expected to seek guidance in any case where there is a question about compliance with both the letter and spirit of our policies and applicable laws. This Code sets forth general principles and does not supersede specific policies and procedures that are covered elsewhere. References in this Code of Ethics to the Company means the Company or any of its subsidiaries.

Your cooperation is necessary to the continued success of our business and the cultivation and maintenance of our reputation as a good corporate citizen.

II.   CONFLICTS OF INTEREST

A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with the interests of the Company. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her work effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other organization in which you or any member of your family have an interest.
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Activities that could give rise to conflicts of interest are prohibited unless specifically approved in advance by the Audit Committee. It is not always easy to determine whether a conflict of interest exists, so any potential conflicts of interests must be reported immediately to the Company's Chief Executive Officer ("CEO"), Chief Operating Officer ("COO"), or Chief Financial Officer ("CFO", and together with the CEO and COO, "Senior Management").

III.  CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from taking for themselves personally opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain. Employees, officers and directors are also prohibited from competing with the Company.

IV.   CONFIDENTIALITY

Employees must maintain the confidentiality of information entrusted to them by the Company or that otherwise comes into their possession in the course of their employment, except when disclosure is authorized or legally mandated.
The obligation to preserve confidential information continues even after you leave the Company.

Confidential information includes all non-public information that may be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us.

V.    PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incidents of fraud or theft should be immediately reported for investigation.

Company assets, such as funds, products or computers, may only be used for legitimate business purposes or other purposes approved by management. Company assets may never be used for illegal purposes.

The obligation to protect Company assets includes proprietary information. Proprietary information includes any information that is not generally known to the public or would be helpful to our competitors. Examples of proprietary information are intellectual property, business and marketing plans and employee information. The obligation to preserve proprietary information continues even after you leave the Company.

VI.   INSIDER TRADING

Insider trading is unethical and illegal. Employees are not allowed to trade in securities of a company while in possession of material non-public information regarding that company. It is also illegal to "tip" or pass on inside information to any other person who might make an investment decision based on that information or pass the information on further.
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VII.  FAIR DEALING

Each employee should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through illegal conduct, manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

VIII.  COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Compliance with both the letter and spirit of all laws, rules and regulations applicable to our business is critical to our reputation and continued success. All employees must respect and obey the laws of the cities, states and countries in which we operate and avoid even the appearance of impropriety. Employees who fail to comply with this Code and applicable laws will be subject to disciplinary measures, up to and including discharge from the Company.

IX.    COMPLIANCE WITH THE ANTITRUST LAWS

The Company believes in fair and open competition, and adheres strictly to the requirements of the antitrust laws. As a general proposition, any contact with a competitor may present problems under the antitrust laws. Accordingly, all employees of the Company should avoid any such contact relating to the business of the Company or the competitor without first obtaining the approval of Senior Management.

We note below some general rules concerning contacts with competitors:

o Agreements among competitors, whether written or oral, which relate to prices are illegal per se. In other words, such agreements, by themselves, constitute violations of the antitrust laws. THERE ARE NO CIRCUMSTANCES UNDER WHICH AGREEMENTS AMONG COMPETITORS RELATING TO PRICES MAY BE FOUND LEGAL. Price fixing is a criminal offense, and may subject the Company to substantial fines and penalties and the offending employee to imprisonment and fines.

o The antitrust laws may be violated even in the absence of a formal agreement relating to prices. Under certain circumstances, an agreement to fix prices may be inferred from conduct, such as the exchange of price information, and from communications among competitors even without an express understanding. Although exchanges of price information are permitted in certain circumstances, employees of the Company should not participate in such exchanges without first obtaining the approval of Senior Management.

o It is a per se violation of the antitrust laws for competitors to agree, expressly or by implication, to divide markets by territory or customers.
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o   It is a per se violation of the antitrust laws for competitors to agree not to do business with a particular customer or supplier. As with agreements to fix prices, the antitrust laws can be violated even in the absence of an express understanding.

o Any communication between competitors concerning problems with any customer or supplier may violate the antitrust laws and should be avoided.

X.     COMPLIANCE WITH ENVIRONMENTAL LAWS

The Company is sensitive to the environmental, health and safety consequences of its operations. Accordingly, the Company is in strict compliance with all applicable Federal and State environmental laws and regulations, including, among others, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act and the Occupational Safety and Health Act. If any employee has any doubt as to the applicability or meaning of a particular environmental, health or safety regulation, he or she should discuss the matter with a member of the Company's Senior Management.

XI.    DISCRIMINATION AND HARASSMENT

We value the diversity of our employees and are committed to providing equal opportunity in all aspects of employment. Abusive, harassing or offensive conduct is unacceptable, whether verbal, physical or visual. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Employees are encouraged to speak out when a coworker's conduct makes them uncomfortable, and to report harassment when it occurs.

XII.   SAFETY AND HEALTH

We are all responsible for maintaining a safe workplace by following safety and health rules and practices. The Company is committed to keeping its workplaces free from hazards. Please report any accidents, injuries, unsafe equipment, practices or conditions immediately to a supervisor or other designated person. Threats or acts of violence or physical intimidation are prohibited.

In order to protect the safety of all employees, employees must report to work free from the influence of any substance that could prevent them from conducting work activities safely and effectively.

XIII.  ACCURACY OF COMPANY RECORDS AND REPORTING

Honest and accurate recording and reporting of information is critical to our ability to make responsible business decisions. The Company's accounting records are relied upon to produce reports for the Company's management, shareholders, creditors, governmental agencies and others. Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.
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All employees have a responsibility to ensure that the Company's accounting records do not contain any false or intentionally misleading entries. We do not permit intentional misclassification of transactions as to accounts, departments or accounting periods. All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

Business records and communications often become public through legal or regulatory investigations or the media. We should avoid exaggeration, derogatory remarks, legal conclusions or inappropriate characterizations of people and companies. This applies to communications of all kinds, including email and informal notes or interoffice memos. Records should be retained and destroyed in accordance with the Company's records retention policy.

XIV.  USE OF E-MAIL AND INTERNET SERVICES

E-Mail systems and Internet services are provided to help us do work. Incidental and occasional personal use is permitted, but never for personal gain or any improper purpose. You may not access, send or download any information that could be insulting or offensive to another person, such as sexually explicit messages, cartoons, jokes, unwelcome propositions, ethnic or racial slurs, or any other message that could be viewed as harassment. Also remember that "flooding" our systems with junk mail and trivia hampers the ability of our systems to handle legitimate company business and is prohibited.

Your messages (including voice mail) and computer information are considered company property and you should not have any expectation of privacy. Unless prohibited by law, the company reserves the right to access and disclose this information as necessary for business purposes. Use good judgment, and do not access, send messages or store any information that you would not want to be seen or heard by other individuals.

Violation of these policies may result in disciplinary actions up to and including discharge from the Company.

XV.    POLITICAL ACTIVITIES AND CONTRIBUTIONS

We respect and support the right of our employees to participate in political activities. However, these activities should not be conducted on Company time or involve the use of any Company resources such as telephones, computers or supplies. Employees will not be reimbursed for personal political contributions.

We may occasionally express our views on local and national issues that affect our operations. In such cases, Company funds and resources may be used, but only when permitted by law and by our strict Company guidelines. The Company may also make limited contributions to political parties or candidates in jurisdictions where it is legal and customary to do so. The Company may pay related administrative and solicitation costs for political action committees formed in

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accordance with applicable laws and regulations. No employee may make or commit to political contributions on behalf of the company without the approval of Senior Management.

XVI.   GIFTS AND ENTERTAINMENT

Business gifts and entertainment are customary courtesies designed to build goodwill among business partners. These courtesies include such things as meals and beverages, tickets to sporting or cultural events, discounts not available to the general public, travel, accommodation and other merchandise or services. In some cultures they play an important role in business relationships. However, a problem may arise when such courtesies compromise - or appear to compromise - our ability to make objective and fair business decisions. The same rules apply to employees offering gifts and entertainment to our business associates.

Offering or receiving any gift, gratuity or entertainment that might be perceived to unfairly influence a business relationship should be avoided. These guidelines apply at all times, and do not change during traditional gift-giving seasons.

The value of gifts should be nominal, both with respect to frequency and amount. Gifts that are repetitive (no matter how small) may be perceived as an attempt to create an obligation to the giver and are therefore inappropriate. Likewise, business entertainment should be moderately scaled and intended only to facilitate business goals. If, for example, tickets to a sporting or cultural event are offered, then the person offering the tickets should plan to attend the event as well. Use good judgment. "Everyone else does it" is not sufficient justification. If you are having difficulty determining whether a specific gift or entertainment item lies within the bounds of acceptable business practice, ask yourself these guiding questions:

o     It is legal?

o     Is it clearly business related?

o     Is it moderate, reasonable, and in good taste?

o     Would public disclosure embarrass the company?

o     Is there any pressure to reciprocate or grant special favors?

Strict rules apply when we do business with governmental agencies and officials, whether in the U.S. or in other countries, as discussed in more detail below. Because of the sensitive nature of these relationships, talk with your supervisor and Senior Management before offering or making any gifts or hospitality to governmental employees.

XVII.  PAYMENTS TO DOMESTIC AND FOREIGN OFFICIALS

Employees must comply with all laws prohibiting improper payments to domestic and foreign officials, including the U.S. Foreign Corrupt Practices Act of 1977 (the "Act").
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The Act prohibits an offer, payment, promise of payment or authorization of the payment of any money or gift to a foreign official, foreign political party, official of a foreign political party or candidate for political office to influence any act or decision of such person or party to obtain or retain business. The Act also prohibits a payment to any person with the intention that all or a portion of that payment will be offered or given, directly or indirectly, to any such political person for any such purpose.

Although so-called "grease" payments may not be illegal, the Company's policy is to avoid such payments. If any employee finds that adherence to the Company's policy would cause a substantial, adverse effect on operations, that fact should be reported to Senior Management which will determine whether an exception may lawfully be authorized. If the facilitating payment is made, such payment must be properly entered and identified on the books of the Company and all appropriate disclosures made.

The Act further requires compliance with generally accepted accounting principles. The Company must continue to maintain financial records which, in reasonable detail, accurately and fairly reflect transactions. In particular, all bank accounts that receive or disburse funds on behalf of the Company shall be properly authorized and any such transactions recorded on the official books and records of the Company.

Violation of the Act is a criminal offense, subjecting the Company to substantial fines and penalties and any officer, director, employee or stockholder acting on behalf of the Company to imprisonment and fines. The Act prohibits the Company from paying, directly or indirectly, a fine imposed upon an individual pursuant to the Act.

Violation of this policy may result in disciplinary actions up to and including discharge from the Company.

XVIII.  REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

We have a strong commitment to conduct our business in a lawful and ethical manner. Employees are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation and to report violations of laws, rules, regulations or this Code. We prohibit retaliatory action against any employee who, in good faith, reports a possible violation. It is unacceptable to file a report knowing it to be false.

XIX.   WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code for executive officers or directors will be made only by the Audit Committee and will be promptly disclosed as required by law or stock exchange regulation.

XX.    COMPLIANCE PROCEDURES

This Code cannot, and is not intended to, address all of the situations you may encounter. There will be occasions where you are confronted by circumstances not

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covered by policy or procedure and where you must make a judgment as to the appropriate course of action. In those circumstances we encourage you to use your common sense, and to contact your supervisor, manager or a member of human resources for guidance.



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                           NEBRASKA BOOK COMPANY, INC.
             CODE OF ETHICS FOR OUR PRINCIPAL EXECUTIVE OFFICER AND
                           SENIOR FINANCIAL OFFICERS


I.    INTRODUCTION

This Code of Ethics is applicable to the Company's principal executive officer, principal financial officer and principal accounting officer, or any person performing similar functions (which are referred to in this Code of Ethics as "Financial Managers"). References in this Code of Ethics to the Company mean the Company or any of its subsidiaries.

While the Company and its shareholders expect honest and ethical conduct in all aspects of our business from all employees, the Company and its shareholders expect the highest possible standards of honest and ethical conduct from our Financial Managers. You are setting an example for other employees and are expected to foster a culture of transparency, integrity and honesty. Compliance with this Code and the Code of Business Conduct and Ethics is a condition to your employment and any violations will be dealt with severely.

In accordance with the rules of the U.S. Securities and Exchange Commission (the "SEC"), any change or waiver of this Code will be immediately disclosed pursuant to a filing on Form 8-K (or any successor form), dissemination by the Internet or other electronic means.

II.   CONFLICTS OF INTEREST

A conflict of interest occurs when your personal interests interfere, or appear to interfere, in any way, with the interests of the Company. A conflict of interest can arise either when you have interests that may make it difficult for you to perform your professional obligations fully or when you otherwise take action for your direct or indirect benefit or the direct or indirect benefit of a third party that is inconsistent with the interests of the Company. Conflicts of interest also arise when you, or a member of your family, receive improper personal benefits as a result of your position in the Company. Loans to, or guarantees of obligations of, any employees, officers, directors or any of their family members are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other entity in which you or any member of your family have a material interest.

As a Financial Manager, it is imperative that you avoid any investment, interest, association or other relationship that interferes, might interfere, or might be thought to interfere, with your independent exercise of judgment in the Company's best interest and otherwise with your professional obligations to the Company.
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Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest must be disclosed as soon as possible to the Chairman of the Audit Committee.

III.  ACCURATE PERIODIC REPORTS

As you are aware, full, fair, accurate, timely and understandable disclosure in the reports and other documents that we file with, or submit to, the SEC and in our other public communications is critical for us to maintain our good reputation, to comply with our obligations under the securities laws and to meet the expectations of our shareholders and other members of the investment community. You are to exercise the highest standard of care in preparing such reports, documents and other public communications, or in ensuring that such reports, documents and other public communications are prepared, in accordance with the guidelines set forth below.

    o Compliance with generally accepted accounting principles ("GAAP") in the United States is required at all times. However, technical compliance with GAAP may not be sufficient and, to the extent that technical compliance with GAAP would render financial information that the Company reports misleading, additional disclosure will be required.

    o Compliance with the Company's system of internal accounting controls is required at all times, and no action designed to circumvent such controls and procedures will be tolerated.

    o Compliance with the Company's disclosure controls and procedures is required at all times, and no action designed to circumvent such controls and procedures will be tolerated.

IV.   FINANCIAL RECORDS

Financial Managers are responsible for establishing and managing our financial reporting systems to ensure that:

    o   all business transactions are properly authorized;

    o   all  records  fairly  and  accurately   reflect  the   transactions   or
        occurrences to which they relate.

    o all records fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses.

    o   the   Company's   accounting   records  do  not  contain  any  false  or
        intentionally misleading entries.
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    o   no  transactions  are   intentionally   misclassified  as  to  accounts,
        departments or accounting periods.

    o all transactions are supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

    o no information is concealed from the internal auditors, the independent auditors, the audit committee or the full board of directors.

V.    COMPLIANCE WITH LAWS

Financial Managers are expected to comply with both the letter and spirit of all applicable laws and governmental rules and regulations. You will be responsible for establishing and maintaining procedures to:

    o educate members of the finance department about applicable laws and governmental rules and regulations;

    o monitor compliance of the accounting department with applicable laws and governmental rules and regulations; and

    o identify any possible violations of applicable laws and governmental rules and regulations and report to the audit committee and correct in a timely and effective manner any violations of applicable laws or governmental rules and regulations.

VI.   ETHICAL CONDUCT

Financial Managers will promote the highest standards of ethical and honest conduct in the finance department. You will be responsible for establishing and maintaining procedures that:

    o   encourage and reward professional integrity;

    o   eliminate  any  pressure  or  incentive  to achieve  specific  financial
        results  by  altering  any  records  or  other  entries,   or  willfully
        misapplying   accounting   policies  or  GAAP,   or  by  entering   into
        transactions that are designed to circumvent accounting controls or otherwise disguise the true nature of the transaction; and

    o encourage members of the accounting department to report deviations from accounting policies and practices

VII.  COMPLIANCE WITH THIS CODE

If you fail to comply with this Code of Ethics or applicable laws, rules or regulations (including without limitation all rules and regulations of the Securities and Exchange Commission) you will be subject to disciplinary measures, up to and including discharge from the Company.
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You are expected to report any violations of this Code of Ethics promptly to the
Chairman of the Audit Committee.